IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:

McNEIL REAL ESTATE FUND                               Case No. 394-33903-HCA-11
XXIII, L.P.,
                                                      Chapter 11
       Debtor



                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION
                  ---------------------------------------------
                                  (AS MODIFIED)

       This First Amended Plan of Reorganization is being proposed by McNeil Real Estate Fund XXIII, L.P., Debtor and Debtor in Possession, for the benefit of its creditors and interest holders:


                                       I.

                                   DEFINITIONS
                                   -----------

         For the purposes of this Plan, the following terms shall have the following meanings unless the context requires otherwise:

         1. "Allowed Claim or Allowed Interest" means a Claim against or interest in the Debtor (a) to the extent that a proof of claim was filed on or before the claims Bar Date, or with leave of the Court or without objection by a party in interest, filed after such date, or (b) as to which a party in interest, including the Debtor, does not file an objection, or the claim or interest is allowed by a Final Order of the Court, or (c) that was listed on the Debtor's schedules and statement of affairs, or any amendments thereto, as undisputed, liquidated and noncontingent and is not the subject of a proof of claim or objection.

         2. "Affiliate(s)" shall mean affiliate(s) as defined under 101(2) of the Bankruptcy Code.

         3. "Bankruptcy Code" or "Code" means the Bankruptcy Reform Act of 1978, as amended, principally codified in 11 U.S.C. 101, et seq.

         4.  "Bar Date" means November 1, 1994.

         5. "Beckley" means the partnership interest in the limited partnership known as Beckley Associates Limited Partnership which owns the Harbour Club II Apartment in Belleville, Michigan.

         6. "Claim" means a right to payment, whether or not asserted, or as otherwise set forth in 11 U.S.C. 101(4).

         7. "Closing" means the date that Debtor completes the sale of the Woodbridge Apartments as provided and defined in the Sales Agreement.

         8. "Confirmation" and "Confirmation Date" mean, respectively, (a) the entry by the Court of an Order confirming the Plan, or at or after a hearing pursuant to 1129 of the Code, and (b) the date on which such order is signed.

         9. "Consummation" shall occur upon the payment in full of the Classes 1, 2, 3, 4, and 6.

         10. "Costs of Administration" means Allowed Claims pursuant to Section 503(b) of the Code that are entitled to priority under Section 507(a)(1) of the Code.

         11. "Court" means the United states Bankruptcy Court for the Northern District of Texas, Dallas Division, or any court or tribunal subsequently constituted to adjudicate matters arising under the Bankruptcy Code or any other bankruptcy laws.

         12. "Creditor" means a person or entity holding a Claim.

         13. "Debtor" means McNeil Real Estate Fund XXIII, L.P., debtor and debtor in possession in this bankruptcy case, a limited partnership, and as reorganized pursuant to this Plan.

         14. "Effective Date" means the first day after ten (10) business days after the entry of the Order of the Court confirming the Plan, unless such Order is stayed.

         15. "Final Order" means an order of the Court as to which any appeal that has been taken or may be taken has been resolved or the time for appeal has expired.

         16. "General Partner" shall mean the general partner of the Debtor, McNeil Partners, L.P.

         17. "HUD" means the United States Department of Housing and Urban Development, which is the first lienholder of the Woodbridge Apartments.

         18. "Interest Holder(s)" means the General and Limited Partners of the Debtor, collectively or individually.

         19. "Net Operating Income" shall mean income from property operations (exclusive of refundable tenant deposits) minus operating expenses (including but not limited to professional property management fees, monthly estimates for property taxes and insurance, utility expenses, owner and general and administrative expenses, and required property repairs and improvements, including capital improvements).

         20.   "Plan"  means  this  Plan  of   Reorganization,   including   any
modifications, amendments or corrections made in accordance with the provisions of the Code.

         21. "Purchaser" means the purchaser of the Woodbridge Apartments pursuant to this Plan.

         22. "Sales Agreement" shall mean the Real Estate Sales Agreement dated as of January 24, 1995 between the Debtor and TGM Realty Corp. #4 which provides for, among other things, the sale of the Woodbridge Apartments free and clear of all liens, encumbrances, security interests, assignments and all other adverse interests (other than the Permitted Exceptions as defined therein), including, without limitation, all claims (as such term is defined in Section 101(5) of the Bankruptcy Code) for a purchase price of $3,200,000, and terms of which are incorporated herein by reference and in the event of a conflict between the Plan and the Sales Agreement, the Sales Agreement shall control.

         23. "Secured Claim" means an Allowed Claim or a portion of that Claim as set forth in Section 506 of the Bankruptcy Code for which there is collateral consisting of assets of the debtor which have been pledged to the holder of the Claim for repayment of the Claim or for which the holder has a duly perfected security interest under the federal or state law applicable to that type of collateral. To the extent not a Secured Claim, a Claim or a portion of a Claim is an Unsecured Claim.

         24. "Unsecured Claim" means an Allowed Claim which is in whole or in part: (1) not secured by a lien, security interest or other charge against or interest in property on which Debtor has an interest; or (2) not subject to setoff under Section 553 of the Bankruptcy Code. Unsecured Claims include Creditors holding rejection claims pursuant to the rejection of any executory contract under Section 365 of the Code.

         25. "Woodbridge Apartments" means the Woodbridge Apartments located in Wichita, Kansas.

         26. "Woodbridge Company" means Woodbridge Company, L.P. which is the second lienholder of the Woodbridge Apartments.

                                       II.

                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------

         27. A Claim is in a particular class only to the extent the Claim qualifies within the description of that class and is in a different class to the extent the remainder of the Claim qualifies within the description of a different class. A subclass shall constitute a separate class for voting purposes. A Claim or Interest is in a particular class only to the extent the Claim or Interest is an Allowed Claim or Interest as defined herein. Under this Plan Classes 1, 2, 3 and 5 are unimpaired. Classes 4, 6, 7, 8 and 9 are impaired. Administrative expenses are to be paid in the ordinary course of business and are not separately classified.

         28. Classification of Claims or Interests

                  Class 1: Class 1 consists of all holders of those claims arising under ss.507(a)(1) through (a)(6), and any quarterly fees due and owing the U.S. Trustee.

                  Class 2: Class 2 consists of all holders of priority tax Claims as set forth in Section 507 of the Bankruptcy Code.

                  Class 3: Class 3 consists of the secured claim of HUD.

                  Class 4: Class 4 consists of the secured claim of the Woodbridge Company.

                  Class 5: Class 5 consists of the holders of claims based on claims for recision of limited partnership interest or other claims for damages arising from the purchase or sale of a security of the Debtor. Subclass 5(a) consists of those claimants in Class 5 who claim a judgment lien on assets of the Debtor. Subclass 5(b) consists of those claimants in Class 5 who assert unsecured claims.

                  Class 6: Class 6 consists of the holders of all general Unsecured Claims, not included in Class 5 or Class 7.


                  Class 7: Class 7 consists of the holders of Unsecured Claims of insiders of Affiliates of the Debtor.

                  Class 8:  Class 8  consists  of the  Interest  Holders  of the
Debtor.

                  Class 9: Class 9 consists of all Secured Creditors who hold mechanic's liens or materialmen's liens against the Woodbridge Apartments.

                                      III.

                              TREATMENT OF CLASSES
                              --------------------

         29. Class 1: The Allowed Claims of the Class 1 Creditors, including all quarterly fees due and owing the U.S. Trustee, will be paid in cash in full on the Effective Date of the Plan, or as soon thereafter as the allowed amount of any such Claims are determined by Final Order. Class I is not impaired.

         30. Class 2: The Allowed Claims of the Class 2 Creditors will be paid in cash in full on the Effective Date of the Plan, or as soon thereafter as the allowed amount of any such Claims are determined by Final Order. Class 2 is not impaired.

         31. Class 3: The Woodbridge Apartments shall be sold pursuant to the terms and conditions of the Sales Agreement. The Class 3 Creditor's liens shall attach in accordance with their priority to the proceeds generated by the sale of the Woodbridge Apartments and will be paid in full on the later of the Effective Date or Closing. The Class 3 Creditor shall not be allowed to seek the appointment of a receiver or foreclose on its collateral unless Closing does not occur on or before June 1, 1995. Class 4 is impaired.

         32. Class 4: The Class 4 Creditor's liens shall attach in accordance with their priority to the proceeds generated by the sale of the Woodbridge Apartments and will be paid on the later of the Effective Date or Closing. The Class 4 Creditor will receive from the sale of the Woodbridge Apartments on the later of the Effective Date or Closing the amount of its claim less $40,000.00 in full satisfaction of their Claims against the Debtor. The Class 4 Creditor shall not be allowed to seek the appointment of a receiver or foreclose on its collateral unless Closing does not occur on or before June 1, 1995. Class 4 is impaired.

         33. Class 5: In satisfaction of the Class 5 Claims, each Class 5(a) creditor will receive, in full satisfaction of their Claims against the Debtor, their pro rata share of the cash proceeds from the sale of the Woodbridge Apartments after payment of the Class 3 and Class 4 Claims under the plan in the amount of $156,566.00 which includes all interest and attorneys' fees. This amount will be paid on the later of the Effective Date or Closing. Class 5(b) claims will be subordinated to the level of the Class 8 Interest Holders pursuant to 11 U.S.C. ss. 510(b) and they will retain their limited partnership interests under Class 8 in full satisfaction of their Claims against the Debtor.

         34. Class 6: The Class 6 Unsecured Claims will be paid their pro rata share of cash proceeds realized from the sale of the Woodbridge Apartments after payment to the Class 1, 2, 3 and 4 Creditors on the later of (a) the next business day after 30 days after Closing, and (b) the date such claim becomes an Allowed Claim by Final Order in full satisfaction of their claims against the Debtor. If Closing does not occur on or before June 1, 1995, the Class 6 Unsecured Claims will receive their pro rata share of unencumbered cash of the Debtor. Class 6 is impaired.

         35. Class 7: The Class 7 Unsecured Creditors will be paid their pro rata share of the cash proceeds from the sale of the Woodbridge Apartments after payment to the Class 1, 2, 3, 4 and 6 Creditors in full satisfaction of their Claims against the Debtor. Class 7 is impaired.

         36. Class 8: The Class 8 Interest Holders shall have the option (a) to retain their ownership interests in the percentages and amounts set forth in the debtor's Partnership Agreement, except as modified by the treatment provided to Class 5, or (b) to redeem their interest pursuant to paragraph 45 of the Plan. Class 8 is impaired.

         37. Class 9: The Class 9 Creditors, if any, will be paid in full on the later of the Effective Date or Closing. The Class 9 Creditors' liens shall remain in effect until Closing. If Closing does not occur by June 1, 1995, then the Class 9 Creditors will receive their pro rata share of unencumbered cash of the Debtor. Class 9 is impaired.

                                       IV.

                    Execution and Implementation of the Plan
                    ----------------------------------------

         38. The Debtor or any other party in interest may object to any Claim. All objections to Claims must be filed on or before the later to occur of (1) ninety (90) days after the Effective Date, or (2) ninety (90) days after the receipt by the Debtor of a Proof of Claim of such Claim made after the Effective Date.

         39. No distribution or payment shall be made under this Plan which would result in any Creditor receiving any payment or property in excess of that specifically provided for in this Plan. To the extent that any distribution or payment would result in any Creditor receiving more than specifically provided for in this Plan, such distribution or payment, to such extent, shall be made to the Debtor.

                  40. Upon Confirmation, all assets and property of every nature of the Debtor, other than the distributions to be made hereunder, shall vest in the Debtor.

         41. Upon the Effective Date, Debtor shall execute all promissory notes, mortgages, deeds, and other documentation which may be attached as exhibits to this Plan and Disclosure Statement or which are necessary to document the obligations set forth herein.

         42. The Debtor will sell, pursuant to 11 U.S.C. ss.363(f), the Woodbridge Apartments in an arm's length transaction, for a total purchase price in excess of the Class 3 and Class 4 Claims, free and clear of all liens, claims and encumbrances, except for Permitted Exceptions (as defined in the Real Estate Sales Agreement). If Closing does not occur on or prior to June 1, 1995, the Class 3 and Class 4 Creditors shall be allowed to have a receiver appointed for the Woodbridge Apartments and foreclose on the Woodbridge Apartments.

         43. The limited partnership agreement shall be modified to authorize the issuance of additional units of limited partnership interests as provided in this Plan.

         44.      The Debtor shall retain its interest in Beckley.

         45. On or before 120 days after the Effective Date, the Debtor will send an election form for each limited partner to make a one-time choice whether to redeem their interest to the Debtor. The election to redeem the limited partner interest must be returned to the Debtor within 30 days after it is distributed. The redemption price would be 1/1000th of a cent per unit of limited partnership interest. Notwithstanding any other provision of this plan, if the Debtor is not able to secure a "no action" letter from the Securities and Exchange Commission in a form satisfactory to the Debtor in its sole and absolute discretion within 120 days after the Effective Date, then this paragraph shall be void and the limited partners will retain their interests. The "no-action" letter shall, at a minimum, provide that the purchase of partnership interests can be accomplished without compliance with Rule 13e-3 of the Securities Exchange Act of 1934 and that the Securities Exchange Commission has not been advised by the Division issuing the letter to pursue an enforcement action if the Plan is consummated. In the event that a "no-action" letter satisfactory to the Debtor is not issued by the SEC, the limited partners shall retain their interests. If one hundred percent (100%) of the limited partners elect to redeem their interests, then this paragraph shall be void and the limited partners will retain their interests.

                                       V.

                               EXECUTORY CONTRACTS
                               -------------------

         46. Unless the Debtor files an application to assume executory contracts prior to or within thirty (30) days after the Closing, or unless rejected or modified during the proceedings in this bankruptcy case, including through this Plan, each executory contract or unexpired lease of Debtor shall be rejected as of Closing. The Debtor shall assume and assign to the Purchaser all leases with tenants, as well as such service contracts as the Purchaser designates pursuant to the Real Estate Sales Agreement to sell the Woodbridge Apartments. Executory contracts or unexpired leases modified during the case, if not already assumed, shall be rejected, as modified, as of Closing.

                                       VI.

                   PROVISIONS FOR THE RETENTION, ENFORCEMENT,
                   ------------------------------------------
                  SETTLEMENT OR ADJUSTMENT OF CLAIMS BELONGING
                  --------------------------------------------
                         TO THE DEBTOR OR TO THE ESTATE
                         ------------------------------

         47. All rights pursuant to Sections 502, 544, 545, 546, 547, 548, and 553 of the Bankruptcy Code, all claims relating to post-petition transactions under Section 549 of the Bankruptcy Code, all claims and causes of action against any third party on account of an indebtedness or any other claim owed to or in favor of the Debtor and on account of any action or omission by any third party creating liability to or in favor of the Debtor are hereby preserved and retained for enforcement by the Debtor for the benefit of their creditors subsequent to the Effective Date of the Plan. Such claims of the Debtor against third parties may be used by the Debtor to offset any payment due to such person under the Plan.

                                      VII.

                            RETENTION OF JURISDICTION
                            -------------------------

         48. Until this case is closed, the Court shall have jurisdiction of all matters arising under, arising out of or relating to those proceedings, notwithstanding the limitations set forth in 28 U.S.C ss. 157(b), including, but not limited to proceedings:

         (i) To insure that the purpose and intention of the Plan are carried out;

         (ii) To approve sales or refinancing relating to the assets of the Debtor;

         (iii) To consider any  modification  of this Plan under Section 1127 of
the  Bankruptcy  Code  and/or   modification  of  this  Plan  after  substantial
consummation as defined in Section 1101 of the Bankruptcy Code;

         (iv) To hear and determine all claims, controversies, suits and disputes against the Debtor;

         (v) To hear, determine and enforce all claims and causes of actions which may exist on behalf of the Debtor or its estate, including, but not limited to, any right of the Debtor or its estate to recover assets pursuant to the provisions of the Bankruptcy Code; whether or not such claims, causes or rights are enumerated in Article VI hereinabove;

         (vi) To hear and determine all controversies, suits and disputes that may arise in connection with the interpretation or enforcement of the Plan;

         (vii) To hear and determine all requests for compensation and/or reimbursement of expense which may be made under the Effective Date of the Plan;

         (viii) To hear and determine all objections to claims, reinstatement of debt issues, controversies, suits and disputes that may be pending at or initiated after the Effective Date of the Plan, except as provided in the Final Order confirming the Plan;

         (ix) To consider and act on the compromise and settlement of any claim against or cause of action in behalf of the Debtor or its estate;

         (x) To enforce and interpret by injunction or otherwise the terms and conditions of the Plan;

         (xi) To enter any order, including injunction, necessary to enforce the title, rights and powers of the Debtor and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as this Court may deem necessary;

         (xii) To enter an order concluding and terminating this case;

         (xiii) To correct any defect, cure any omission, or reconcile any inconsistency in the Plan or Final Order confirming the Plan which may be necessary or helpful to carry out the purpose and intent of the Plan;

         (xiv) To determine all questions and disputes regarding title to the assets of the Debtor and its estate;

         (xv) To classify the claims of any creditors and to re-examine claims which have been allowed for purposes of voting, and to determine objections which may be filed to creditors' claims;

         (xvi) To consider and act on such other matters consistent with this Plan as may be provided in the Final Order confirming the Plan;

         (xvii) To consider the rejection of executory contracts that are not discovered prior to confirmation and allow claims for damages with respect to the rejections of any such executory contracts within such further time as this Court may direct.

         (xviii) To determine all offset rights, if any, of the Debtor including but not limited to the right to offset payments due to Class 3 or 4 claimants under the terms of the modified notes and deeds set forth herein due to their failure to improperly apply or allocate payments received prior to confirmation.

                                      VIII.

                                    DISCHARGE
                                    ---------

         1. Confirmation of this Plan and the Debtor's compliance with the terms of the Plan shall confer upon the Debtor a discharge of all obligations treated herein as provided for under Section 1141 of the Code.

RESPECTFULLY SUBMITTED this _____ day of February, 1995.

                                           McNEIL REAL ESTATE FUND XXIII, L.P.

                                           By:      McNeil Partners, L.P.,
                                                    Its General Partner

                                           By:      McNeil Investors, Inc.,
                                                    Its General Partner,






                                           By:
                                                 ------------------------------
                                           Name:
                                                 ------------------------------
                                                    Vice President




                                                /s/  Harold C. Abramson
                                             -------------------------------
                                            THE HONORABLE HAROLD C. ABRAMSON
                                            UNITED STATES BANKRUPTCY JUDGE